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                                                                   Exhibit 99.01


@Home Network and Excite to Merge

"Excite @Home" Defines Media Network of the Next Century

Combination Will Accelerate and Lower Cost of Broadband Adoption

NEW YORK, NY, January 19, 1999 -- @Home Network and Excite, Inc. today announced that the companies have signed a definitive merger agreement for an all-stock transaction valued at approximately $6.7 billion at the time of the announcement. The combined organizations aim to accelerate broadband deployment and adoption by combining @Home's broadband technology platform, robust Internet backbone, and cable distribution agreements representing nearly 60 million homes worldwide, with Excite's award-winning Web portal and extensive narrowband reach. Excite and @Home will deliver to consumers the most personalized, open Internet services at any speed, any time, and on any device they choose.

@Home Network remains committed to full and open access to the entire Web. All Excite and @Home offerings are built on a commitment to personalized media services and open access to all the information, community and entertainment of the Web. Every "Excite @Home" user's rich, personalized experience will include simple "point and click" access to any and all content and services on the Web.

Under the agreement, @Home Network will issue 1.041902 shares of At Home Corporation Series A common stock for each share of Excite, Inc. stock. The purchase transaction, which is expected to close in approximately three months, has been approved by both companies' Boards of Directors and is subject to approval by @Home and Excite's stockholders. The acquisition also is subject to certain customary conditions, including obtaining necessary regulatory approvals. The agreement also provides @Home Network an option to acquire a 19.9% interest in Excite which becomes exercisable under certain customary circumstances. With almost no duplication of function, the resulting company expects to add significantly to its employee base to exploit new opportunities. At closing, George Bell, CEO of Excite, Inc., will continue in that role as Excite becomes a subsidiary of @Home, reporting to Tom Jermoluk, chairman and CEO of @Home Network. In addition, Bell will join the @Home Network Board of Directors.

A New Communications Company The success and popularity of Web portals underscores the value of Internet content, communication and community. However, the biggest barrier to mainstream consumer adoption of the Internet has been the lack of speed and "always-on" capability. The companies aim to accelerate broadband adoption by exposing the millions of Excite narrowband users to the benefits of a media experience enhanced by the broadband platform.


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"We are merging with Excite not only for what they have achieved, but what we become together - the new media network for the 21st century," said Tom Jermoluk, Chairman and CEO, @Home Network. "The ubiquitous reach of dial-up access combined with the fast expanding footprint of broadband gives consumers the ability to seamlessly migrate between services at different speeds and devices with a consistent interface. Excite and @Home will give consumers access to the information they want, when they want it, whether they are using a PC, TV, or any other communications device."

"This merger brings together the leading broadband technology company with a leader in Internet personalization and media," said George Bell, CEO of Excite, Inc. "In addition, this combination brings to advertisers the most powerful interactive marketing solutions available - the ability to target, measure, and report their advertising in a single, unified venue across narrowband, broadband, and ultimately all devices."

All Band, All Device, All the Time Through the Excite portal, Excite and @Home will deliver a consistent personalized interface across narrowband and broadband services and ultimately multiple display devices. The new company will give consumers choice over how they access information over various communications devices such as a pager, PC, or TV, and how they organize and personalize content. With Excite and @Home, consumers can submit their personal information and preferences only once and they'll be able reap the benefits of personalized services across multiple devices and platforms anytime and anywhere.

"On its own and when integrated with the broad range of AT&T communications services, the @Home and Excite combination will provide the consumer with a compelling interactive experience full of additional choice and opportunities," said C. Michael Armstrong, chairman and CEO of AT&T, which will become a major stockholder of @Home Network following AT&T's pending acquisition of Tele-Communications, Inc. (TCI). "This marks a new era of open choice and capability for consumers. You can count on AT&T WorldNet service, which already has a business relationship with Excite, to champion this new, 'allband' portal, while combining it with AT&T's IP and traditional communications services."

Advertising Across All Platforms Through Excite's MatchLogic division, Excite and @Home will, for the first time, offer advertisers a unified way to target, measure, and report advertising on all devices on which the Excite and @Home combination is offered. The new company will combine MatchLogic's unique marketing skills with the rich media technologies of @Home's recently acquired Enliven Business Unit (formerly Narrative Communications).

With MatchLogic's direct marketing strengths, Excite and @Home plan to build one of the largest predictive consumer databases, combining Excite's 20 million registered users with @Home's service footprint of nearly 60 million homes worldwide. MatchLogic will continue to build this database and offer its unique one-to-one marketing services to advertisers on narrowband, broadband and multiple devices.

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About Excite, Inc. (www.excite.com) Excite, Inc. is a global Internet media company that attracts over 17 million unique consumers monthly to its flagship portal services, excite.com and webcrawler.com, and specializes in the delivery of highly targeted marketing solutions through its subsidiary MatchLogic, Inc. One of the best known brands on the Internet, the Excite brand is now recognized by more than 50 million Americans. Excite offers services in ten countries and personalization in four; the company has joint ventures with Itochu for Excite Japan, Liberty One for Excite Asia-Pacific, Telecom Italia for Excite Italy and a joint venture with British Telecom for Excite UK. Excite, Inc. (NASDAQ: XCIT), founded in 1994, is based in Redwood City, California.

@Home Network Based in Redwood City, California, @Home Network (Nasdaq: ATHM) distributes high-speed, openly accessible Internet and Web services to residences and businesses using its own network architecture and a variety of transport options including the cable industry's hybrid-fiber coaxial infrastructure. The cable connection provides users significant increases in speed over conventional Internet services. Leveraging the "always on" attributes of cable, @Home allows for unique multimedia applications that go beyond current Web experiences. Individuals seeking additional information about availability and subscription can refer to the @Home Network Web site (www.home.net). Since its founding in 1995, @Home Network has reached affiliate agreements with eighteen leading cable companies-worldwide, including Bresnan Communications Company, Cablevision Systems Corp., CasTel, Century Communications, Charter Communications, Cogeco Cable Inc., Comcast Corporation, Cox Communications, Garden State Cable, Insight Communications, InterMedia Partners, Jones Intercable, Lenfest Communications, Midcontinent Cable Co., Palet Kabelcom, Rogers Cablesystems Limited, Shaw Communications, and Tele-Communications Inc. (Early in 1999, TCI's cable operations are expected to merge into AT&T and thereafter be known as "AT&T Broadband Services"). # # #

The @ logo, @Home, and @Home Network are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brands and product names are trademarks of their respective owners.




Media Contacts:
East Coast            East Coast            West Coast
Melissa Walia         Lynda Lucero          Matt Wolfrom
@Home Network         Excite, Inc.          @Home Network
650/906-8924          650/796-5596          650/569-5193
800/794-0079 (pager) 888/350-6331 (pager)

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Investor Contacts:
East Coast                   West Coast       West Coast
Chris Pulnkett/John Buckley  Denise Gilbert   Ken Goldman
Brainerd Communicators       Excite, Inc.     SVP/CFO
212/986-6667                 650/569-2821     @Home Network
                                                650/569-6060





Editor's Note: NEWS CONFERENCE -- @Home Network and Excite, Inc. will hold a news conference at 10:00 am ET today at New York Marriott East Side at 49th and Lexington in New York City. @Home Network Chairman and CEO Tom Jermoluk and Excite CEO George Bell will co-host the news conference. Reporters who cannot attend can participate by calling, prior to 10:00 am ET, 1-800-314-7867 for a live news briefing via phone. Reporters can call in, ask for the @Home conference call, listen to a summary of the @Home/Excite announcement and participate in a question and answer session. A replay of the news conference will be available for 48 hours starting at 2:00 pm EST today at 1-888-203-1112. The conference ID number is 610146.

Webcast Briefing -- There will be a Webcast available at 10:00 am EST on Excite.com and Home.net.

SATELLITE COORDINATES - A satellite feed of the news conference is available at the following coordinates: Ku band satellite TELSTAR 5, transponder 19. Downlink frequency, 12053 Vertical.

NOTE: Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve significant risks and uncertainties, including and without limitation: risks related to the consummation of the merger of @Home and Excite; risks involved in assimilating Excite; risks involved in retaining and motivating key Excite personnel, who are not subject to noncompetition agreements; risks to @Home of the increased negative cash flow and increased operating expenses arising out of, among other items, the proposed Excite merger; risks inherent in Excite's business; risks related to the achievement of new revenue to @Home from the Excite operations, including the extremely limited operating history of Excite on which to base any revenue projection, the likely fluctuations in operating results of Excite due to factors beyond Excite's or @Home's control and the acceptance by Excite's advertising customers of the merger; and Excite continuing to serve its existing customer base of advertisers and agencies in delivering innovative campaigns across a wide range of publishing sites, platforms, and connection speeds. Actual results may differ materially due to a number of factors, including:
@Home's ability to integrate Excite's personnel


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into @Home's organization; the extent to which @Home develops or acquires other technologies or services that are similar to Excite's technologies or services, and the technological, operational and financial challenges associated with the deployment of Excite's technologies and services; risks related to Excite's ongoing success, as detailed in Excite's most recent reports on Forms 10-K and 10-Q (as amended), on file with the Securities and Exchange Commission; and risks related to @Home's ongoing success, as detailed in @Home's filings with the Securities and Exchange Commission. In particular, see the risk factors described in @Home's Form S-3 Registration Statement filed on August 12, 1998 and in its Form 10-Q for the quarter ended September 30, 1998. Neither Excite nor @Home assume any obligation to update the forward-looking information contained in this press release.